Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 8627	(212) 355-4449 ext. 8603
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

THIRD QUARTER 2018 FINANCIAL RESULTS

OCC® Achieves 40.7% Increase in Net Sales

and 32.4% Increase in Gross Profit during Fiscal Quarter

ROANOKE, Va., September 11, 2018 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its third quarter ended July 31, 2018.

Third Quarter 2018 Financial Results

Consolidated net sales for the third quarter of fiscal year 2018 increased 40.7% to $23.1 million compared to net sales of $16.4 million for the third quarter of fiscal year 2017.

The Company increased net sales in its specialty markets in the third quarter of fiscal 2018, compared to the same period last year, particularly in its wireless carrier market. This increase was partially offset by a decrease in net sales in the Company’s enterprise markets.

OCC reported gross profit of $7.0 million in the third quarter of fiscal year 2018, an increase of 32.4% compared to gross profit of $5.3 million in the same period last year. Gross profit margin, or gross profit as a percentage of net sales, was 30.4% in the third quarter of fiscal year 2018 compared to 32.3% for the same period in fiscal year 2017, primarily due to changes in fiber optic cable product mix.

Optical Cable Corp. – Third Quarter 2018 Earnings Release

SG&A expenses increased 17.4% to $6.4 million during the third quarter of fiscal year 2018, compared to $5.4 million for the third quarter of fiscal year 2017. SG&A expenses as a percentage of net sales were 27.6% in the third quarter of fiscal year 2018, compared to 33.0% during the same period last year, as OCC benefited from its operating leverage. The increase in SG&A expenses was primarily the result of increases in employee related costs including employee incentives and commissions, which increased due to increased net sales and the improved financial results during the third quarter of fiscal year 2018.

For the third quarter of fiscal year 2018, OCC recorded net income of $438,000, or $0.06 per basic and diluted share, compared to a net loss of $295,000, or $0.05 per basic and diluted share, for the third quarter of fiscal year 2017.

Fiscal Year-to-Date 2018 Financial Results

Consolidated net sales for the first nine months of fiscal year 2018 increased 44.1% to $67.6 million, compared to net sales of $46.9 million for the first nine months of fiscal year 2017.

The Company increased net sales in its specialty markets in the first nine months of fiscal 2018, compared to the same period last year, particularly in its wireless carrier and military markets. This increase was partially offset by a decrease in net sales in the Company’s enterprise markets.

OCC reported gross profit of $21.2 million in the first nine months of fiscal year 2018, an increase of 34.4% compared to gross profit of $15.8 million in the first nine months of fiscal year 2017. Gross profit margin was 31.4% in the first nine months of fiscal year 2018 compared to 33.7% for the same period in fiscal year 2017, primarily due to changes in fiber optic cable product mix including hybrid cables.

SG&A expenses increased 17.0% to $19.3 million during the first nine months of fiscal year 2018, compared to $16.5 million for the first nine months of fiscal year 2017. SG&A expenses as a percentage of net sales were 28.6% in the first nine months of fiscal year 2018, compared to 35.2% during the same period last year, as OCC benefited from its operating leverage. The increase in SG&A expenses was primarily the result of increases in employee related costs including employee incentives and commissions, which increased due to increased net sales and the improved financial results during the second and third quarters of fiscal year 2018.

OCC recorded net income of $1.4 million, or $0.19 per basic and diluted share, for the first nine months of fiscal year 2018, compared to a net loss of $1.2 million, or $0.18 per basic and diluted share, for the first nine months of fiscal year 2017.

OCC’s increase in net sales during the third quarter and the first nine months of fiscal year 2018 were driven by significant orders from a large customer. The Company continues to fulfill orders from this customer, which may have a positive impact on net sales in the fourth quarter of fiscal 2018 compared to the same period last year. However, at this time, the Company anticipates that net sales during the fourth quarter will be less than net sales during the third quarter of 2018.

Optical Cable Corp. – Third Quarter 2018 Earnings Release

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “Our positive third quarter results reflect the continued momentum of our growth strategies and again demonstrate OCC’s strong operating leverage at higher sales levels. Our sales order backlog/forward load at the end of the third quarter was $8.6 million, which we believe will contribute to a strong finish to the fiscal year.”

Mr. Wilkin concluded, “We continue our strategic focus on sales and marketing efforts in targeted markets and improving operational efficiency. We believe our performance and shareholder value will be positively impacted by these efforts.”

Conference Call Information

As previously announced, OCC will host a conference call today, September 11, 2018, at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (866) 610-1072 or (973) 935-2840 internationally, passcode 3298845. For interested individuals unable to join the call, a replay will be available through September 18, 2018 by dialing (800) 585-8367 or (404) 537-3406, passcode 3298845. The call will also be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market and various harsh environment and certain specialty markets (collectively, the non-carrier markets) and also the wireless carrier market, offering integrated suites of high quality products which operate as a system solution or seamlessly integrate with other providers’ offerings.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And, OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s Roanoke and Asheville facilities are ISO 9001:2015 registered and its Dallas facility is ISO 9001:2008 registered. The Roanoke and Dallas facilities are MIL-STD-790G certified.

Optical Cable Corp. – Third Quarter 2018 Earnings Release

Optical Cable Corporation™, OCC®, Procyon®, Procyon Blade™, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Third Quarter 2018 Earnings Release

OPTICAL CABLE CORPORATION

Condensed CONSOLIDATED Statements OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2018	2017	2018	2017

Net sales	$23,117	$16,432	$67,555	$46,886
Cost of goods sold	16,090	11,126	46,343	31,107

Gross profit	7,027	5,306	21,212	15,779

SG&A expenses	6,370	5,426	19,329	16,517
Royalty (income) expense, net	(12)	39	(30)	109
Amortization of intangible assets	9	7	26	19

Income (loss) from operations	660	(166)	1,887	(866)

Interest expense, net	(194)	(127)	(475)	(393)
Other, net	(10)	12	1	110
Other expense, net	(204)	(115)	(474)	(283)

Income (loss) before income taxes	456	(281)	1,413	(1,149)

Income tax expense (benefit)	18	14	(6)	1

Net income (loss)	$438	$(295)	$1,419	$(1,150)

Net income (loss) per share:
Basic and diluted	$0.06	$(0.05)	$0.19	$(0.18)

Weighted average shares outstanding:
Basic and diluted	7,696	6,490	7,559	6,539

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Optical Cable Corp. – Third Quarter 2018 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	July 31, 2018	October 31, 2017
Cash	$1,037	$891
Trade accounts receivable, net	14,588	8,941
Inventories	17,313	16,781
Other current assets	561	490
Total current assets	33,499	27,103
Non-current assets	12,313	13,036
Total assets	$45,812	$40,139

Current liabilities	$7,414	$4,197
Non-current liabilities	12,099	12,253
Total liabilities	19,513	16,450
Total shareholders’ equity	26,299	23,689
Total liabilities and shareholders’ equity	$45,812	$40,139

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